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                                                                      EXHIBIT 99


                          BRUNSWICK TECHNOLOGIES, INC.
                         ADOPTS SHAREHOLDER RIGHTS PLAN

         Brunswick, ME, April 17, 2000 - Brunswick Technologies Inc. (Nasdaq:
BTIC), a leading manufacturer and innovative developer of composite reinforcements, today announced that it has received from Saint-Gobain Reinforcement Division an unsolicited expression of interest to negotiate a sale of the Company to Saint-Gobain. Saint-Gobain has filed an amended Schedule 13D with the Securities and Exchange Commission in this regard. The Board of Directors of the Company has determined that the Company is not for sale at this time. As a precautionary measure, the Board of Directors has approved the adoption of a shareholder rights plan intended to protect the long-term share value for its current and future shareholders.

         Under the Plan, a dividend of one right to purchase a fraction of a share of a newly created class of preferred stock was declared for each share of Common Stock outstanding at the close of business on April 17, 2000. The rights, which with some exceptions, expire on April 17, 2010, may be exercised only if certain conditions are met, such as the acquisition (or the announcement of a tender offer the consummation of which would result in the acquisition) of 15 percent or more of the Company's common stock by a person or affiliated group. Issuance of the rights does not in any way affect the finances of the Company, interfere with the Company's operations or business plan or affect earnings per share. The dividend is not taxable to the Company or its shareholders and does not change the way in which the Company's shares may be traded.

         Martin S. Grimnes, Chairman and Chief Executive Officer of Brunswick Technologies, stated "We are adopting a plan that is similar to plans adopted by many other companies. The rights are designed to assure that the board of directors of the Company will be provided greater flexibility and authority in the face of takeover techniques that might provide inadequate value to the shareholders. The Plan would allow for a change of control of the Company that is in the best interests of the Company's shareholders."

         Examples of products manufactured with BTI engineered reinforcements include: ballistic armor, boats, snowboards, railcars, truck panels, wind blades, airframe structures, automotive parts, marine pilings, bridges, and offshore oil and gas production equipment. BTI has manufacturing facilities in the Maine, Texas and the UK.


Matters discussed in this news release, including any discussion of or impact, expressed or implied, on the Company's anticipated revenue growth, operating results and future earnings per share contain forward-looking statements (identified by the words "expect", "estimate", "project", "plans", "believe", and similar expressions) that involve known and unknown risks and uncertainties. For these statements the company claims the protection of the safe harbor of the private Securities Litigation Reform Act of 1995. The company's results may differ significantly form the results indicated by such forward-looking statements. The Company's future results are dependent upon general economic conditions, the availability of supplies of fiberglass, the ability to expand new and existing markets, competition from competing product lines from both fiberglass and non-fiberglass suppliers, the ability to manage growth in inventory, the stability of its customers' capital spending plans and the ability of the company to obtain necessary capital from time to time. These and other risks are detailed from time to time in the Company's SEC reports, including Form 10K for the year ended December 31, 1999.